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                                                                    Exhibit 3.50


                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                          REED-HYCALOG OPERATING, L.P.

        This Amended and Restated Agreement of Limited Partnership of Reed-Hycalog Operating, L.P. (the "Partnership") is entered into by and between Reed-Hycalog L.L.C., a Delaware limited liability company, as general partner (the "General Partner") and GP USA Holding, LLC, a Delaware limited liability company, as limited partner (the "Limited Partner").

        WHEREAS, by Agreement dated effective as of December 2, 2002, the Partnership was formed pursuant to the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et. seq.) (the "Act");

        WHEREAS, the Agreement of Limited Partnership was amended and restated as of December 19, 2002;

        WHEREAS, the General Partner and the Limited Partner have acquired all of the outstanding partnership interests in the Partnership from persons who previously formed and held all of the outstanding interests in the limited partnership.

        NOW, THEREFORE, it is agreed that the Amended and Restated Agreement of Limited Partnership dated as of December 19, 2002, is hereby amended and restated in its entirety to provide as follows:

1. Name. The name of the limited partnership formed and continued hereby is Reed Hycalog Operating, L.P.

2. Purpose. The purpose for which the Partnership is organized is to transact any and all lawful business for which limited partnerships may be organized under the Act.

3. Registered Office. The registered office of the Partnership in the State of Delaware is c/o Capitol Services, Inc., 615 S. DuPont Highway, Dover, Delaware 19901.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Capitol Services, Inc., 615 S. DuPont Highway, Dover, Delaware 19901.

5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

        General Partner

        Reed-Hycalog L.L.C.
        1330 Post Oak Boulevard, Suite 2700
        Houston, Texas 77056


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        Limited Partner

        GP USA Holding, LLC
        300 Delaware Avenue, 9th Floor
        Wilmington, Delaware 19801

6. Powers. The Partnership shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to or for the furtherance of the purposes set forth in
        Section 2, including any and all powers set forth in the Act.

7. Terms. The term of the Partnership shall commence on the date of the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of the Sate of Delaware and shall be perpetual, unless it is dissolved sooner as a result of: (a) the written approval of all of the partners of the Partnership, (b) an entry of a decree of judicial dissolution under Section 17-802 of the Act, or (c) any other event causing dissolution under the Act.

8.      Capital Contributions.

        1. Initial Capital Contributions. Prior to the execution of this agreement, the General Partner (or its predecessor in interest) has contributed 1% of the Initial Capital Contribution (as hereinafter defined) to the Partnership and the Limited Partner (or its predecessor in interest) has contributed 99% of the Initial Capital Contribution to the Partnership. Initial Capital Contribution shall mean assets in the form and cash in the amount initially contributed by the Partners (or their predecessors in interest) to the capital of the Partnership.

        2. Subsequent Capital Contributions. The partners of the Partnership shall contribute such amounts, in cash or other property, to the Partnership as they may agree from time to time.

9. No Further Liability. The liability of the Limited Partner to the Partnership shall be limited to the amount of its capital contribution made pursuant to Sections 8(a) and 8(b), and the Limited Partner shall not have any further liability to contribute money to, or in respect of, the liabilities or the obligations of the Partnership unless it agrees in writing to make additional capital contributions to the Partnership, nor shall the Limited Partner be personally liable for any obligations of the Partnership, except as may be provided in the Act.

10. Allocations of Profit and Losses. The Partnership's profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. The Partnership shall make cash distributions to the partners at such times and in such amounts as determined by the General Partner. Cash


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        available for distribution shall be distributed to the partners of the
        Partnership in the same proportion as their then capital account balances.

12. Tax Matters Partner. The General Partner is designated tax matters partner as defined in section 6231(a)(7) of the Internal Revenue Code, of 1986, as amended.

13.     Indemnification.

                1. The General Partner, its officers or directors, or any person performing a similar function (individually, and "Indemnitee") may be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as (x) the General Partner, or (y) an officer or director of the General Partner, regardless of whether the Indemnitee continues to be the General Partner or an officer or director of the General Partner at the time any such liability or expense is paid or incurred, unless the act or failure to act giving rise to indemnity hereunder was performed or omitted with the intent to defraud or deliberately cause injury to a Limited Partner.

                2. The Partnership through the General Partner, in its sole discretion, may purchase and maintain insurance on behalf of the General Partner and such other persons as the General Partner shall determine, in its sole discretion, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Partnership Agreement.

                3. Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Partnership hereunder (including without limitation reasonable attorneys' fees and disbursements) may, to the maximum extent permitted by law, be advanced by the Partnership prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses unless it is determined ultimately that the Indemnitee is entitled to indemnification by the Partnership under Section 13(a).



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                4.      The indemnification provided in this Section 13 is for
                        the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

        14. Certification of Partnership Interests. The Partners hereby specify, acknowledge and agree that all interests in the Partnership are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware (the "UCC"), and pursuant to the terms of Section 8-103 of the UCC, such interests shall be "securities" for all purposes under such Article 8 and under all other provisions of the UCC, and that the ownership interest of the Partners shall be recognized by a form of Partnership Certificate attached hereto as Annex A ("Certificates"). Certificates shall be numbered and executed by the President and Secretary of the Partnership or the General Partner and shall be entered into a partnership transfer register as they are issued, which register shall be maintained by the Secretary of the Partnership or the General Partner. Upon surrender to the Secretary of the Partnership or the General Partner of a certificate for partnership interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Partnership to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

        15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.


        IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the 20th day of December, 2002.

                             GENERAL PARTNER:

                             REED-HYCALOG L.L.C.


                             By:
                                   ----------------------------------------
                                   Name:  Philip A. Choyce
                                   Title: Vice President and Secretary

                             LIMITED PARTNER:

                             GP USA HOLDING, LLC


                             By:
                                   ----------------------------------------
                                   Name:  Dave Weigel
                                   Title: Vice President